                               DIAMETRICS MEDICAL, INC.


                           COMMON STOCK PURCHASE AGREEMENT

                                        DATED


                                    JUNE 30, 1998

                                  TABLE OF CONTENTS

SECTION 1.   AUTHORIZATION AND ISSUANCE OF THE SECURITIES. . . . . . . . . . . 2

SECTION 2.   AGREEMENT TO SELL AND PURCHASE THE SECURITIES . . . . . . . . . . 2

SECTION 3.   CLOSING AND DELIVERY. . . . . . . . . . . . . . . . . . . . . . . 2
             3.1    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . 2
             3.2    Delivery of the Shares and the Warrants. . . . . . . . . . 2
             3.3    Delivery of Convertible Note and Related Documents . . . . 3

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . 3
             4.1    Organization and Standing. . . . . . . . . . . . . . . . . 3
             4.2    Corporate Power; Authorization . . . . . . . . . . . . . . 3
             4.3    Issuance and Delivery of the Shares, Conversion
                    Shares and Warrant Shares; Grant of the Warrants . . . . . 4
             4.4    SEC Documents; Financial Statements. . . . . . . . . . . . 4
             4.5    Intellectual Property. . . . . . . . . . . . . . . . . . . 5
             4.6    Properties . . . . . . . . . . . . . . . . . . . . . . . . 6
             4.7    Capitalization . . . . . . . . . . . . . . . . . . . . . . 6
             4.8    Litigation . . . . . . . . . . . . . . . . . . . . . . . . 7
             4.9    No Defaults. . . . . . . . . . . . . . . . . . . . . . . . 7
             4.10   Material Agreements. . . . . . . . . . . . . . . . . . . . 7
             4.11   Governmental Consents; Compliance with Law . . . . . . . . 8
             4.12   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . 8
             4.13   Investment Company . . . . . . . . . . . . . . . . . . . . 8
             4.14   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
             4.15   Listing. . . . . . . . . . . . . . . . . . . . . . . . . . 8
             4.16   Broker's Fee . . . . . . . . . . . . . . . . . . . . . . . 8
             4.17   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . 8

SECTION 5.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. . . . . . . . . 9
             5.1    Investment Purposes. . . . . . . . . . . . . . . . . . . . 9
             5.2    No Advice. . . . . . . . . . . . . . . . . . . . . . . . .10
             5.3    Restriction on Transfer. . . . . . . . . . . . . . . . . .10
             5.4    Broker's Fee . . . . . . . . . . . . . . . . . . . . . . .10

SECTION 6.   COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . .11
             6.1    Access to Information. . . . . . . . . . . . . . . . . . .11

             6.2    Maintenance of Listing . . . . . . . . . . . . . . . . . .11
             6.3    Filings. . . . . . . . . . . . . . . . . . . . . . . . . .11
             6.4    Shelf Registration Opinion . . . . . . . . . . . . . . . .11
             6.5    Purchaser Representatives. . . . . . . . . . . . . . . . .11
             6.6    Further Assurances . . . . . . . . . . . . . . . . . . . .12
             6.7    Use of Notes Proceeds. . . . . . . . . . . . . . . . . . .12

SECTION 7.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS;
             INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .12
             7.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . .12
             7.2    Purchaser's Right to Indemnification . . . . . . . . . . .12
             7.3    Procedure for Claims . . . . . . . . . . . . . . . . . . .13

SECTION 8.   CONDITIONS TO COMPANY'S OBLIGATIONS AT THE CLOSING. . . . . . . .15
             8.1    Receipt of Payment . . . . . . . . . . . . . . . . . . . .15
             8.2    Advance to Satisfy Howmedica Note. . . . . . . . . . . . .15
             8.3    Note Purchase Agreement. . . . . . . . . . . . . . . . . .15
             8.4    Consents and Approvals . . . . . . . . . . . . . . . . . .16
             8.5    Representations and Warranties Correct . . . . . . . . . .16

SECTION 9.   CONDITIONS TO THE PURCHASERS' OBLIGATIONS AT THE CLOSING. . . . .16
             9.1    Delivery of Shares . . . . . . . . . . . . . . . . . . . .16
             9.2    Warrants . . . . . . . . . . . . . . . . . . . . . . . . .16
             9.3    [Intentionally left blank].. . . . . . . . . . . . . . . .16
             9.4    Satisfaction of the Howmedica Note . . . . . . . . . . . .16
             9.5    Note and Note Purchase Agreement . . . . . . . . . . . . .16
             9.6    Consents and Approvals . . . . . . . . . . . . . . . . . .16
             9.7    Representations and Warranties Correct . . . . . . . . . .17
             9.8    Certificate as to Absence of Material Adverse Effect . . .17
             9.9    Legal Opinion. . . . . . . . . . . . . . . . . . . . . . .17
             9.10   Waiver of Right of Investment. . . . . . . . . . . . . . .17
             9.11   Appointment of Directors . . . . . . . . . . . . . . . . .17
             9.12   Closing Papers . . . . . . . . . . . . . . . . . . . . . .18

SECTION 10.  REGISTRATION OF THE SHARES; COMPLIANCE WITH THE
             SECURITIES ACT. . . . . . . . . . . . . . . . . . . . . . . . . .18
             10.1   Registration Procedures and Expenses . . . . . . . . . . .18
             10.2   Transfer of Securities After Shelf Registration. . . . . .20
             10.3   Indemnification in Connection with Registration. . . . . .20
             10.4   Termination of Conditions and Obligations. . . . . . . . .22

             10.5   Information Available. . . . . . . . . . . . . . . . . . .22
             10.6   Changes in Information . . . . . . . . . . . . . . . . . .23

SECTION 11.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23

SECTION 12.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .24
             12.1   Waivers and Amendments . . . . . . . . . . . . . . . . . .24
             12.2   Sections; Headings; Dollar Amounts . . . . . . . . . . . .24
             12.3   Severability . . . . . . . . . . . . . . . . . . . . . . .24
             12.4   Governing Law. . . . . . . . . . . . . . . . . . . . . . .24
             12.5   Counterparts . . . . . . . . . . . . . . . . . . . . . . .25
             12.6   Successors and Assigns . . . . . . . . . . . . . . . . . .25
             12.7   Entire Agreement . . . . . . . . . . . . . . . . . . . . .25
             12.8   Payment of Fees and Expenses . . . . . . . . . . . . . . .25

                                     COMMON STOCK
                                  PURCHASE AGREEMENT

     This Common Stock Purchase Agreement (this "Agreement") is made this 30th day of June 1998 (the "Effective Date"), by and among Diametrics Medical, Inc., a Minnesota corporation, with its principal place of business at 2658 Patton Road, Roseville, Minnesota 55113 (the "Company"), and the purchasers signatories hereto (the "Purchasers"; and each individually, a "Purchaser").

                                      BACKGROUND

     A. The Company desires to sell 2,142,858 shares of its common stock ("Common Stock") and a warrant or warrants (in substantially the form of EXHIBIT A hereto) to purchase 714,286 shares of its Common Stock for a period of five years, and the Purchasers desire to purchase the same, each on the terms and subject to the conditions set forth herein.

     B. The Company is an obligor to Howmedica, Inc. under a certain Senior Secured Fixed Rate Loan Note due November 4, 2002 (the "Howmedica Note"), which provides that certain securities issuances, including the transactions contemplated by this Agreement, would potentially or actually cause acceleration of payment of certain principal amounts under the Howmedica Note.

     C. The Company and the Purchasers intend to close the transactions contemplated by this Agreement (assuming all other closing conditions have been satisfied or waived) concurrently with the closing of a separate transaction resulting from the Purchasers arranging for the purchase at an aggregate price of $7,300,000 of Convertible Senior Secured Fixed Rate Notes (each a "Note") in substantially the form set forth in EXHIBIT B hereto pursuant to a Note Purchase Agreement (the "Note Purchase Agreement") in substantially the form set forth in EXHIBIT C hereto. The proceeds of such purchase shall be used solely so that the Company can fully satisfy the Howmedica Note. Under the terms of the Note Purchase Agreement, each holder of a Note issued pursuant thereto would have the right (but not the obligation), to convert all or part of the principal amount of the Note into shares of common stock of the Company and, upon the occurrence of a merger, consolidation or other event which constitutes a Redemption Event (as defined in the Note Purchase Agreement), to require the Company to redeem such Note upon payment of the outstanding principal amount thereof and accrued but unpaid interest thereon and to issue a warrant to receive shares in the surviving corporation. The Company has agreed to ensure that any Purchaser so redeeming its Note will have registration rights with respect to the warrants and the shares underlying such warrants pursuant to a Warrant Registration Rights Agreement attached as an exhibit to the Note Purchase Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

     SECTION 1.     AUTHORIZATION AND ISSUANCE OF THE SECURITIES.

     Subject to the terms and conditions of this Agreement, the Company has, or before the Closing (as defined below) will have, authorized the issuance and delivery to the Purchasers an aggregate of 2,142,858 shares of its Common Stock and a warrant or warrants to purchase in the aggregate an additional 714,286 shares of its Common Stock for a period of five years, in substantially the form set forth on EXHIBIT A hereto. The shares of Common Stock to be sold at the Closing, to wit 2,142,858 shares of Common Stock, and the warrant or warrants to purchase Common Stock issued to the Purchasers pursuant to this Agreement shall be referred to herein as the "Shares" and the "Warrants," respectively.

     SECTION 2.     AGREEMENT TO SELL AND PURCHASE THE SECURITIES.

     At the Closing, the Company will sell to the Purchasers, and the Purchasers will acquire severally from the Company, for an aggregate purchase price of $15,000,006 (the "Aggregate Price"), the number of Shares set forth opposite the name of each Purchaser on Schedule A at a price per share of $7.00, together with Warrants in substantially the form set forth on EXHIBIT A hereto.

     SECTION 3.     CLOSING AND DELIVERY.

     3.1 CLOSING. The closing of the purchase and sale of the Shares and the Warrants pursuant to this Agreement (the "Closing") shall be held as soon as practicable after the satisfaction or waiver of all other conditions to Closing set forth in Sections 8 and 9 hereof, at the offices of Heller Ehrman White & McAuliffe, 333 Bush Street, San Francisco, California 94104, or on such other date and place as may be agreed to by the Company and the Purchasers. The date upon which the Closing occurs is herein referred to as the "Closing Date".

     3.2   DELIVERY OF THE SHARES AND THE WARRANTS.  At the Closing, the
Company shall deliver to each Purchaser an executed stock certificate registered in the name of such Purchaser, or in such nominee name(s) as designated by such Purchaser, representing the Shares purchased by such Purchaser, together with an executed Warrant registered in the name of such Purchaser, representing the number of shares of Common Stock issuable upon the exercise of such Warrant that is indicated opposite such Purchaser's name on Schedule A hereto. Also at the Closing, each Purchaser shall pay to the Company that portion of the Aggregate Price set forth opposite such Purchaser's name on Schedule A hereto.

     3.3 DELIVERY OF CONVERTIBLE NOTE AND RELATED DOCUMENTS. At the Closing, the Company shall deliver an executed Note Purchase Agreement, the Notes and other documents relating to the security interests under each Note to each purchaser under the Note Purchase Agreement (each, a "Note Purchaser").

     SECTION 4.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Except as set forth on the Schedule of Exceptions attached hereto as EXHIBIT E, the Company hereby represents and warrants as of the date hereof to the Purchasers as follows:

     4.1 ORGANIZATION AND STANDING. Each of the Company and its Subsidiary (as hereinafter defined in this Section 4.1) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its organization, has full corporate power and authority to own or lease its properties and conduct its business as presently conducted, and is duly qualified as a foreign corporation and is in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary (except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition or results or operations of the Company or its Subsidiary). Other than Diametrics Medical, Ltd., formerly known as Biomedical Sensors, Ltd., (the "Subsidiary"), the Company has no subsidiaries or equity interest in any other entity.

     4.2 CORPORATE POWER; AUTHORIZATION. The Company has all requisite corporate power, and will have taken all requisite corporate action, to execute and deliver this Agreement and the Warrants, to execute and deliver each Note, each of the documents relating to the security interests under each Note, and the Note Purchase Agreement, to sell and issue the Shares and the Warrants, to issue the shares issuable upon exercise of the Warrants (the "Warrant Shares") or upon conversion of the Note (the "Conversion Shares"), to borrow under the Notes and to carry out and perform all of its obligations hereunder and thereunder. Each of this Agreement, the Warrants, the Notes, the documents relating to the security interests under the Notes, and the Note Purchase Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) as limited by equitable principles generally, and (iii) as rights to indemnity or contributions hereunder may be limited by federal or state securities laws or principles of public policy. The execution and delivery of this Agreement, the Warrants, the Notes, each of the documents relating to the security interests under the Notes, and the Note Purchase Agreement do not, and the performance of this Agreement, the Warrants, the Notes, each of the documents relating to the security interests under the Notes, and the Note Purchase Agreement and the compliance with the provisions hereof and thereof and the issuance, sale and delivery of the Shares, the Warrants, the Warrant Shares, the Conversion Shares and the Notes by the Company will not, conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Articles of Incorporation or Bylaws of the Company or any statute, law, rule or regulation applicable to the Company or its Subsidiary, or any state or federal order, judgment or decree applicable to the Company or its Subsidiary, or any indenture, mortgage, lease or other agreement or instrument to which the Company or its Subsidiary or any of the properties of such person is subject, except such as would not have a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary.

     4.3 ISSUANCE AND DELIVERY OF THE SHARES, CONVERSION SHARES AND WARRANT SHARES; GRANT OF THE WARRANTS. The Shares, when issued and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. Further, the Shares, when issued and paid for in compliance with the provisions of this Agreement, will not be subject to preemptive, co-sale, right of first refusal or any other similar rights of the shareholders of the Company or any liens or encumbrances. In addition, the Warrant Shares and the Conversion Shares when issued and paid for will be validly issued, fully paid and nonassessable, issued in compliance with all applicable federal and state securities laws, and will not be subject to preemptive, co-sale, right of first refusal or any other similar rights of the shareholders of the Company or any liens or encumbrances. The Company has not granted any registration rights which are still in effect with respect to its securities other than the registration rights set forth herein. Issuance of the Shares, the Warrants, the Warrant Shares and the Conversion Shares or any of them does not and will not constitute a default under or give rise to a right of termination, cancellation, restriction or acceleration of any right or obligation of the Company or its Subsidiary or a loss of any benefit to which the Company or its Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon or applicable to the Company or its Subsidiary or any of the properties, assets, licenses, franchises, permits or other similar authorizations of either of them.

     4.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. Each of the Company and its Subsidiary has filed in a timely manner all documents that such person was required to file with the Securities and Exchange Commission ("SEC") under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the 36 months preceding the date of this Agreement. As of their respective filing dates (or, if amended, when amended), all documents filed by the Company or its Subsidiary with the SEC, whether under the Exchange Act or under the Securities Act of 1933, as amended (the "Securities Act"), during such 36-month period (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be. The Company satisfies the requirements for the use of Form S-3 under the Securities Act, to register the offers and sales of the Shares, the Warrant Shares and the Conversion Shares contemplated by the Shelf Registration Statement (as defined in Section 10). None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiary included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Company and its Subsidiary at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments and the absence of footnotes). There is no material liability or commitment of the Company or its Subsidiary which is not reflected in the most recent Financial Statements except commitments made since the date of such Financial Statements in the ordinary course of business. There have not been any changes in the assets, liabilities, financial condition or operations of the Company or its Subsidiary from those reflected in the most recent Financial Statements, except changes in the ordinary course of business that have not had and are not reasonably expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary.

     4.5   INTELLECTUAL PROPERTY.   (a)  Each of the Company and its Subsidiary
has sufficient title and ownership of all material patents, patent rights, inventions, trademarks, service marks, copyrights, trade secrets, proprietary rights, processes and know-how (collectively, "Intellectual Property") owned or used by it or that are necessary for the conduct of its business as presently conducted and believes it can obtain, on commercially reasonable terms, any additional rights necessary for its business as proposed to be conducted, and the Intellectual Property does not, and will not, conflict with or constitute an infringement of the rights of others;

     (b) There are no outstanding options, licenses (whether to or from the Company) or agreements of any kind relating to the Intellectual Property described in paragraph (a) of this Section 4.5 or granting rights to any other person to manufacture, license, produce, assemble, market or sell products or services derived or derivable from the Intellectual Property of the Company or its Subsidiary, nor is the Company or its Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity;

     (c) Neither the Company nor its Subsidiary has received any communications alleging that such person or any of its employees has violated or infringed or, by conducting its business as proposed, would violate or infringe, any of the Intellectual Property of any other person or entity;

     (d) Neither the Company nor its Subsidiary is aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or its Subsidiary with respect to the Intellectual Property of the Company or its Subsidiary or otherwise or that would conflict with the business of the Company or its Subsidiary as proposed to be conducted; and

     (e) Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company or its Subsidiary by the employees of such person, nor the conduct of the business of the Company or its Subsidiary as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of the employees of the Company or its Subsidiary (or people such person currently intends to hire) made prior to their employment by such person.

     4.6 PROPERTIES. The Company and its Subsidiary has good and valid title to all of the properties and assets reflected as owned by the Company or its Subsidiary in the Financial Statements, free and clear of all material liens, mortgages (statutory or otherwise), security interests, pledges, claims or encumbrances except those, if any, disclosed in the Financial Statements. The Company and its Subsidiary holds its leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of the Company or its Subsidiary. The Company and its Subsidiary owns or leases all of such properties as are necessary to its operations as now conducted.

     4.7 CAPITALIZATION. The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. There are 21,189,923 shares of Common Stock and no shares of Preferred Stock outstanding as of the Effective Date, and, excluding the exercise of vested options and warrants outstanding at the discretion of the holder thereof and shares purchased through the Company's existing employee stock purchase plan, immediately prior to the Closing, 21,189,923 shares of Common Stock and no shares of Preferred Stock will be outstanding. The certificates evidencing the Shares, the Warrant Shares and the Conversion Shares will be in due and proper legal form and will be duly authorized for issuance by the Company. All of the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with federal, state and other applicable laws and were issued without violation of any preemptive, co-sale or other right. Except as otherwise disclosed in the SEC Documents and in the Financial Statements, there is no outstanding option, warrant, agreement or other right calling for the issuance or redemption of, and there is no commitment, plan or arrangement to issue or redeem, any securities of the Company. The Company does not have any binding agreement with respect to the acquisition or purchase of the securities of or owned by any person or entity or the acquisition of the business, assets or liabilities of any person or entity, and the Company does not have any agreement or understanding with respect to the disposition or sale of its business, or any of its material assets or property.

     4.8 LITIGATION. There is no pending or, to the Company's knowledge, threatened, action, suit or other proceeding to which the Company or its Subsidiary is a party or to which the property or assets of the Company or its Subsidiary is subject which might result in a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary.

     4.9 NO DEFAULTS. Neither the Company nor its Subsidiary is in violation or default of any provisions of its Articles of Incorporation or Bylaws, or any organizational documents, or in breach with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound which violation, default or breach would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary, and there does not exist any state of facts which constitutes an event of default on the part of the Company or its Subsidiary as defined in such documents or which, with notice or lapse of time or both, would constitute such an event of default.

     4.10 MATERIAL AGREEMENTS. Each of the Company and its Subsidiary is a party to all agreements that are necessary for the conduct of the business of such person as presently conducted and all such agreements are currently in effect. Neither the Company nor its Subsidiary is in breach of any provision of any such agreement where such breach would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary.

     4.11 GOVERNMENTAL CONSENTS; COMPLIANCE WITH LAW. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for (i) the filing of a Shelf Registration Statement and all amendments thereto with the SEC as contemplated by Section 10.1 of this Agreement, (ii) any filings required by state securities laws and (iii) if required, the filing of a notification and report form under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Each of the Company and its Subsidiary is conducting business in compliance in all material respects with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including but not limited to, all applicable local, state and federal environmental laws and regulations.

     4.12 INSURANCE. Each of the Company and its Subsidiary maintains insurance of the types and in the amounts generally deemed adequate for its business covering all risks customarily insured against, all of which insurance is in full force and effect.

     4.13 INVESTMENT COMPANY. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     4.14 TAXES. Each of the Company and its Subsidiary has filed all necessary federal, state, local, and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon except for such taxes as are being contested in good faith, and the Company has no knowledge of any tax deficiency which has been or might be asserted or threatened against the Company or its Subsidiary which would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary.

     4.15 LISTING. The Company's Common Stock is traded on The Nasdaq National Market.

     4.16 BROKER'S FEE. The Company represents that there are no brokers or finders entitled to compensation by the Company or its Subsidiary in connection with any of the transactions referred to or contemplated hereby, and shall indemnify the Purchasers for any such fees for which the Company or its Subsidiary is responsible.

     4.17 DISCLOSURE. No representation or warranty of the Company contained in this Agreement or in the Schedule of Exceptions or in any bring-down certificate required to be delivered to the Purchasers at the Closing, contains or will contain any untrue statement of a material fact or omit to state a material fact required to make the statements herein or therein not misleading.

     SECTION 5.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

     Each Purchaser, severally and not jointly with other Purchasers, hereby represents and warrants as of the date hereof to the Company as follows:

     5.1 INVESTMENT PURPOSES. (a) Such Purchaser acknowledges that the Shares and the Warrants are being issued in reliance upon the exception from the registration requirements of the Securities Act provided by Section 4(2) thereof and as such the Shares, Warrant Shares and the Warrants will be "restricted securities" within the meaning of Rule 144.

     (b) Such Purchaser is acquiring the Shares and the Warrants pursuant to this Agreement in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or Warrants or any arrangement or understanding with any other persons regarding the distribution of such Shares or Warrants except in each case as conforms with all applicable requirements of the Securities Act, applicable blue sky laws and all rules and regulations promulgated thereunder.

     (c) Such Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Securities Act, applicable blue sky laws, and the rules and regulations promulgated thereunder.

     (d) Such Purchaser has, in connection with its decision to acquire the Shares and the Warrants, relied with respect to the Company and its affairs solely upon the SEC Documents and the other information delivered to such Purchaser by the Company as described in Sections 4.4 above and the representations and warranties of the Company contained herein.

     (e) Such Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

     (f) Such Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement by such Purchaser, this Agreement shall constitute a valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) as limited by equitable principles generally, including any specific performance, and (iii) as to those provisions of Section 10.3 relating to indemnity or contribution.

     5.2 NO ADVICE. Such Purchaser understands that nothing in this Agreement or any other materials presented to such Purchaser in connection with the acquisition of the Shares and the Warrants constitutes legal, tax or investment advice to such Purchaser. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares and the Warrants.

     5.3 RESTRICTION ON TRANSFER. Such Purchaser understands that: (a) other than to a person directly or indirectly controlling, controlled by, or in common control with, such Purchaser (any such person, an "Affiliate"), neither the Shares nor the Warrants will be transferable in the absence of a registration under the Securities Act or an exemption therefrom or in the absence of compliance with any term of this Agreement; (b) the Company may provide stop transfer instructions to its transfer agent with respect to the Shares and the Warrants in order to enforce the restrictions contained in this Section 5.3 and to confirm that such Purchaser has complied with its obligations contained in
Section 10.2 hereof; and (c) each certificate representing Shares shall be in the name of such Purchaser and shall bear substantially the following legends (in addition to any legends required under applicable securities laws):

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY ONLY BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF BY PURCHASER IF SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE OR OTHER SECURITIES LAWS, UNLESS THE COMPANY DETERMINES THAT EXEMPTION FROM SUCH REGISTRATION REQUIREMENT IS AVAILABLE."

The legend contained in this Section 5.3 shall be removed from a stock certificate immediately upon receipt by the Company's transfer agent of a certificate substantially in the form of APPENDIX I attached hereto. Notwithstanding the foregoing, such Shares must be held in certificated form until such Shares have been sold in accordance with the provisions of APPENDIX I attached hereto.

     5.4 BROKER'S FEE. Such Purchaser represents that there are no brokers or finders entitled to compensation by such Purchaser in connection with any of the transactions referred to herein or contemplated hereby, and shall indemnify the Company for any such fees for which such Purchaser is responsible.

     SECTION 6.     COVENANTS OF THE PARTIES.

     6.1 ACCESS TO INFORMATION. For a period beginning on the Effective Date and continuing until the Closing, the Company shall afford to the Purchasers and the agents and representatives of any of them full access, at reasonable times and in a reasonable manner, to all of its premises, facilities, properties, books and records and shall make its directors, officers, agents, and (with the prior consent of the Company, which consent shall not be unreasonably withheld), customers, vendors and creditors reasonably available to confer with the Purchasers and the agents and representatives of any of them. The Purchasers shall have the right to make copies, extracts and summaries of all such reports, books, records and information, subject, however, to any obligations of the Company to any other persons. The Company shall notify the Purchasers of any material change in the business of the Company or in its operations or properties, or of any governmental complaints, investigations or hearings (or communications indicating the same may be contemplated) or of the institution, continuation or threat of any litigation involving the Company or any affiliate of the Company or any of its assets, and will keep the Purchasers informed of such events.

     6.2 MAINTENANCE OF LISTING. For so long as the Company is obligated to keep in effect the Shelf Registration Statement provided under Section 10 hereof, the Company will use its reasonable best efforts to maintain its listing on The Nasdaq National Market or a national securities exchange, as defined in the Exchange Act.

     6.3 FILINGS. The parties shall consult and fully cooperate with and provide assistance to each other in preparing and filing as soon as practicable all consents, approvals and authorizations necessary or advisable to be made or obtained from any third party or governmental agency in order to consummate the transactions contemplated hereby.

     6.4 SHELF REGISTRATION OPINION. Upon the effectiveness of a Shelf Registration Statement as provided in Section 10, the Company shall provide the Purchasers with an opinion letter addressed to the Purchasers, dated as of the effective date of such Shelf Registration Statement, from Dorsey & Whitney LLP, counsel to the Company, covering the effectiveness of the Shelf Registration Statement, the accuracy of the statements of the Company contained therein, and such other matters as are reasonable and customary in connection with such registration.

     6.5 PURCHASER REPRESENTATIVES. The Company shall use its reasonable best efforts to ensure that, as long as the Purchasers (including any subsequent assignee or transferee that is an affiliate of a Purchaser) hold in the aggregate either (i) 5% of the outstanding voting securities of the Company or (ii) 75% of the Shares, the Purchaser Representatives (as defined in Section 9.11) appointed to serve on the Company's board of directors in accordance with the provisions of
Section 9.11 shall be included in the Company's proxy statement as nominees of the board of directors for election to the board and shall be elected to serve on the Company's board of directors.

     6.6 FURTHER ASSURANCES. After the Closing Date, the Company shall take such action and execute such documents as Purchasers of at least 50.1% in aggregate principal amount of the Notes shall deem reasonably necessary or advisable to perfect the Purchasers' security interests referred to in the Note Purchase Agreement or the Notes or such other interests of Purchasers as are created by or in connection with this Agreement.

     6.7 USE OF NOTES PROCEEDS. The Company shall use the net proceeds received by it from the sale of Notes solely for the purpose of repaying in full the Company's obligations to Howmedica, Inc. under the Howmedica Note and shall use the proceeds from the sale of the Shares for general corporate purposes (including funding operations of the Subsidiary), but not to discharge any intercompany debts. To the extent that the net proceeds from the sale of the Notes are insufficient to fully discharge the Howmedica Note, the Company shall use other funds available to it to do so, including the proceeds of the sale of Shares contemplated by this Agreement.

     SECTION 7. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; INDEMNIFICATION.

     7.1 SURVIVAL. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchasers herein and in the certificates for the securities delivered pursuant hereto shall survive the execution of this Agreement, the delivery to (i) the Purchasers of the certificates representing the Shares and the Warrants and (ii) the Note Purchasers of the Notes and Note Purchase Agreement, and the payment thereof, until the fifth anniversary of the Closing Date, except for the representations set forth in Section 4.2, 4.7 and
4.16 and the representations set forth in the first three sentences of
Section 4.3, which shall survive indefinitely, and the representations as to taxes set forth in Section 4.14, which shall survive for the longer of (i) the fifth anniversary of the Closing Date and (ii) the period expiring ninety (90) days after the expiration of the period during which a claim by the applicable taxing authority for a deficiency or other tax adjustment would not be barred by the statute of limitations applicable to such taxes (any such period an "Indemnity Period").

     7.2 PURCHASER'S RIGHT TO INDEMNIFICATION. Subject to the provisions of this Section 7, the Company hereby agrees to indemnify and hold harmless the Purchasers and the employees, agents, directors, officers, equity holders, successors, predecessors, assigns and affiliates of any of them (collectively, the "Purchaser Indemnified Parties") from and against (i) any and all losses, obligations, liabilities, damages, claims, deficiencies, costs and expenses (including, but not limited to, the amount of any settlement entered into pursuant hereto and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of the matter but excluding consequential damages) (collectively, "Claims"), which may be asserted against or sustained or incurred by the Purchaser Indemnified Parties in connection with, arising out of, or relating to (A) any breach or alleged breach of any of the representations, warranties, agreements and covenants made by the Company herein or in any certificate or other document delivered to any Purchaser Indemnified Party by or on behalf of the Company in connection with this Agreement; or (B) any false, incorrect or misleading representation or warranty made by or on behalf of the Company herein or in any certificate or other document delivered to any Purchaser Indemnified Party by or on behalf of the Company in connection with this Agreement; and (ii) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by any Purchaser Indemnified Party in connection with the enforcement of its rights under this Agreement. No claim for indemnification pursuant to this Section 7 may be commenced after the relevant Indemnity Period; PROVIDED, HOWEVER, that claims made within such Indemnity Period shall survive to the extent of the Claim covered thereby until such Claim is finally determined and, if applicable, paid. The parties to this Agreement acknowledge that such indemnification provisions apply only with respect to the Shares, the Warrants, the Warrant Shares, the Conversion Shares and the shares of Common Stock issued or issuable as dividends on, or other distributions with respect to the Shares, the Warrants, the Warrant Shares and the Conversion Shares; and any other security issued or issuable in exchange for, or in replacement of, the Shares, the Warrants, the Warrant Shares and the Conversion Shares.

     7.3   PROCEDURE FOR CLAIMS.

           (a) Promptly, but in any event within 10 days after obtaining knowledge of any claim or demand which may give rise to, or could reasonably give rise to, a claim for indemnification hereunder (an "Indemnification Claim"), the Purchaser affected by such claim shall give written notice to the Company of such Indemnification Claim ("Notice of Claim"). A Notice of Claim shall be given with respect to all Indemnification Claims; PROVIDED, HOWEVER, that the failure to give a timely Notice of Claim to the Company shall not relieve the Company from any liability that it may have to the Purchaser Indemnified Parties hereunder to the extent that the Company is not prejudiced by such failure. The Notice of Claim shall set forth the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the Purchaser Indemnified Party as a result of such Indemnification Claim and the aggregate amount of all Indemnification Claims to date and a brief description of the facts giving rise to such

Indemnification Claim. Each Purchaser shall furnish to the Company such information (in reasonable detail) as such Purchaser may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

           (b) If the claim or demand set forth in the Notice of Claim is a claim or demand asserted by a third party (a "Third Party Claim"), the Company shall have fifteen days (or such shorter period (but not less than ten days) if any answer or other response or filing with respect to the pleadings served by the third party is required prior to the fifteenth day) after the date of receipt by the Company of the Notice of Claim (the "Notice Date") to notify the Purchasers in writing of the election by the Company to defend the Third Party Claim on behalf of the Purchaser Indemnified Parties.

           (c) If the Company elects to defend a Third Party Claim on behalf of the Purchaser Indemnified Parties, each Purchaser shall make available to the Company and its agents and representatives all records and other materials in such Purchaser's possession which are reasonably required in the defense of the Third Party Claim and the Company shall pay any expenses payable in connection with the defense of the Third Party Claim as they are incurred (whether incurred by the Purchasers or the Company).

           (d) If the Company has assumed control of the defense, the Company may contest or settle the Third Party Claim on such terms as the Company may choose, PROVIDED, HOWEVER, that the Company will not have the right, without the prior written consent of the Purchaser affected by such claim, to settle any such claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding (ii) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgment of, any liability or wrongdoing on the part of any Purchaser Indemnified Party, (iii) relates to any foreign federal, state or local tax matters, (iv) provides for injunctive relief, or other relief other than damages, which is binding on any Purchaser Indemnified Party, (v) does not fully release all Purchaser Indemnified Parties with respect to the relevant Third Party Claim or (vi) has any res judicata or collateral estoppel effect that could be adverse to any Purchaser Indemnified Party.

           (e) If the Company elects to defend a Third Party Claim, the Purchaser Indemnified Parties shall have the right to participate in the defense of the Third Party Claim, at the Purchaser Indemnified Parties' expense (and without the right to indemnification for such expense under this Agreement); PROVIDED, HOWEVER, that the reasonable fees and expenses of counsel retained by the Purchaser Indemnified Parties shall be at the expense of the Company if (A) the use of the counsel chosen by the Company to represent the Purchaser Indemnified Parties would present such counsel with a conflict of interest; (B) the parties to such proceeding include both Purchaser

Indemnified Parties and the Company and there may be legal defenses available to Purchaser Indemnified Parties which are different from or additional to those available to the Company; (C) within ten days after being advised by the Company of the identity of counsel to be retained to represent the Purchaser Indemnified Parties, the Purchaser Indemnified Party affected by such claim shall have objected to the retention of such counsel for valid reasons (which shall be stated in a written notice to the Company), and the Company shall not have retained different counsel reasonably satisfactory to such Purchaser Indemnified Party; or (iv) the Company shall authorize the Purchaser Indemnified Parties to retain separate counsel at the expense of the Company.

           (f) If the Company elects to defend a Third Party Claim, and does not defend a Third Party Claim in good faith, the Purchaser Indemnified Parties shall have the right, in addition to any other right or remedy it may have hereunder, at the sole and exclusive expense of the Company, to defend such Third Party Claim; PROVIDED, HOWEVER, that such expenses shall be payable by the Company only if and when such Third Party Claim becomes payable.

           (g) The Purchasers shall cooperate with the Company in the defense of Third Party Claims. Subject to the foregoing, (i) the Purchaser Indemnified Parties shall not have any obligation to participate in the defense of or to defend any Third Party Claim and (ii) the Purchaser Indemnified Parties' defense of or participation in the defense of any Third Party Claim shall not in any way diminish or lessen the right to indemnification as provided in this Section 7.

     SECTION 8.     CONDITIONS TO COMPANY'S OBLIGATIONS AT THE CLOSING.

     The Company's obligation to complete the transactions contemplated by this Agreement shall be subject to the following conditions to the extent not waived by the Company:

     8.1 RECEIPT OF PAYMENT. The Company shall have received payment from the Purchasers, by check or wire transfer, of immediately available funds in the full amount of $15,000,006.

     8.2 ADVANCE TO SATISFY HOWMEDICA NOTE. The Company shall have received $7,300,000 pursuant to the Note Purchase Agreement.

     8.3 NOTE PURCHASE AGREEMENT. Each of the Note Purchasers shall have executed and delivered to the Company a Note Purchase Agreement in substantially the form set forth on EXHIBIT C hereto.

     8.4 CONSENTS AND APPROVALS. Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies (including, without limitation, the expiration or termination of the waiting period under the HSR Act) and other persons that are necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

     8.5 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Purchasers in Section 5 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date.

     SECTION 9.     CONDITIONS TO THE PURCHASERS' OBLIGATIONS AT THE CLOSING.

     The Purchasers' obligation to complete the transactions contemplated at Closing by this Agreement shall be subject to the following conditions to the extent not waived by the Purchasers:

     9.1 DELIVERY OF SHARES. The Company shall have delivered to each Purchaser stock certificates representing the Shares purchased by such Purchaser in accordance with the terms of Section 3.2.

     9.2 WARRANTS. The Company shall have executed and delivered Warrants to each Purchaser in accordance with the terms of Section 3.2.

     9.3   [Intentionally left blank].

     9.4 SATISFACTION OF THE HOWMEDICA NOTE. The Purchasers shall have received evidence satisfactory to the Purchasers that the Howmedica Note has been fully satisfied and that the security interest of Howmedica, Inc. in the shares of DML and in any other property of the Company and/or DML has been fully discharged and released.

     9.5 NOTE AND NOTE PURCHASE AGREEMENT. The Company shall have executed and delivered to each Note Purchaser a Note Purchase Agreement and Note issued pursuant thereto, and the other documents required to be delivered at the Closing pursuant to the Note Purchase Agreement.

     9.6 CONSENTS AND APPROVALS. Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies (including, without limitation, the expiration or termination of the waiting period under the HSR Act) and other persons that are necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

     9.7 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 4 shall be true and correct in all material respects (except with respect to representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) when made and as of the Closing Date or any other date, if a representation or warranty specifically refers to such other date, and the Purchasers shall have received a certificate signed by the chief executive officer and chief financial officer of the Company, or such other officers of the Company as agreed upon by the parties hereto, that each of such representations and warranties is true and correct in all material respects (except with respect to representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that such party has performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

     9.8   CERTIFICATE AS TO ABSENCE OF MATERIAL ADVERSE EFFECT.  The
Purchasers shall have received a certificate signed by a duly authorized officer of the Company certifying that, since the date of the Company's most recent filing with the SEC, there have not been any changes in the assets, liabilities, financial condition or operations of the Company or its Subsidiary, except changes in the ordinary course of business that have not had and are not expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary.

     9.9 LEGAL OPINION. The Purchasers shall have received from Dorsey & Whitney LLP, counsel to the Company, an opinion letter addressed to the Purchasers, dated as of the Closing Date, covering the matters set forth in EXHIBIT F hereto, subject to customary assumptions and qualifications.

     9.10 WAIVER OF RIGHT OF INVESTMENT. The Purchasers shall have received evidence that the Company has received written waivers by the "Purchasers" (as defined in the Preferred Stock Purchase Agreement dated January 30, 1997, between the Company and the "Purchasers" listed on Schedule A thereto) representing 95% of the Preferred Shares purchased under that Preferred Stock Purchase Agreement waiving such "Purchasers'" rights to invest under Section 7.5 thereof, with respect to the transactions contemplated by this Agreement (including without limitation the issuance of the Shares, the Warrants and the Notes).

     9.11 APPOINTMENT OF DIRECTORS. The Company shall have taken all actions necessary to ensure that two representatives of Purchasers purchasing a majority of the Shares (the "Purchaser Representatives"), to be selected by them and reasonably acceptable to the Company, shall be appointed, effective immediately after the Closing, to serve on the Company's board of directors; PROVIDED, HOWEVER, that David Milligan and Jerry Cohn shall be deemed reasonably acceptable to the Company to serve as Purchaser Representatives.

     9.12 CLOSING PAPERS. The Purchasers shall have received the following, addressed to them and in form and substance reasonably satisfactory to them:

           (a) certified copies of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the issuance of the Shares, the Warrants, the Notes, the Security Documents and each of the other agreements, instruments and transactions contemplated hereby and by the Note Purchase Agreement, together with certified copies of the resolutions adopted by a committee of disinterested members of the Board of Directors approving the same and dated prior to the date of the Common Stock Purchase Agreement;

           (b) certified copies of the certificate of incorporation and By-laws of each of the Company and its Subsidiary as in effect on the Closing Date; and

           (c) a certificate of the Secretary of the Company dated the Closing Date, as to the incumbency and signatures of the officers executing this Agreement and all instruments executed pursuant hereto.

     SECTION 10.    REGISTRATION OF THE SHARES; COMPLIANCE WITH THE SECURITIES
ACT.

     10.1 REGISTRATION PROCEDURES AND EXPENSES. (a) As soon as practicable following the Closing Date and in any event no later than forty-five (45) days following the Closing Date, the Company shall prepare and file with the SEC, and thereafter shall use its reasonable best efforts to cause to be declared effective, a shelf registration statement on an appropriate form under the Securities Act relating to the offer and sale of the Shares, the Warrant Shares and the Conversion Shares (together, the "Registrable Securities") by the Company to the Purchasers and/or the Holders (as defined in the Note Purchase Agreement) of Notes and by any holders thereof from time to time, in accordance with the methods of distribution set forth in such shelf registration statement, through The Nasdaq National Market or the facilities of any national securities exchange on which the Company's Common Stock is then traded, or in privately-negotiated transactions (a "Shelf Registration Statement"). All shares of Common Stock acquired by the Purchasers pursuant to Section 2 or upon the exercise of the Warrants acquired by the Purchasers pursuant to Section 2, or upon the conversion of any Note, shall be included in such Shelf Registration Statement.

           (b) The Company shall use its reasonable best efforts
(including, without limitation, the preparation and filing with the SEC of amendments and supplements to the

Shelf Registration Statement and a prospectus to be used in connection therewith) to keep the Shelf Registration Statement continuously effective and not misleading for a period of five (5) years from the Closing Date or such shorter period that will terminate when all the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant thereto. The Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the requisite period if it takes any action that would result in the holders of the Registrable Securities covered thereby not being able to offer and sell such Registrable Securities during that period, unless such action is required by applicable law. Notwithstanding the foregoing, following the effectiveness of the Shelf Registration Statement, the Company may, at any time, suspend the effectiveness of the Shelf Registration Statement for up to no longer than seventy-five (75) days, as appropriate (a "Suspension Period"), by giving notice to the Purchasers and Holders of the Notes, if (i) the Company shall have determined that the Company may be required to disclose any material corporate development or (ii) the Company shall be involved in an underwritten public offering of its securities. The Company will use its best efforts to minimize the length of any Suspension Period. Notwithstanding the foregoing, no more than two Suspension Periods may occur in any twelve (12) month period. Each Purchaser and Holder of a Note agrees that, upon receipt of any notice from the Company of a Suspension Period, it will not sell (subject to the limitations on the Company set forth above) any Registrable Securities pursuant to the Shelf Registration Statement until (i) such Purchase or Holder of a Note is advised in writing by the Company that the use of the applicable prospectus may be resumed, (ii) such Purchaser or Holder of a Note has received copies of any additional or supplemental or amended prospectus, if applicable, and (iii) such Purchaser or Holder of a Note has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such prospectus.

           (c) In order to facilitate the public sale or other disposition of all or any of the Registrable Securities by the Purchasers and Holders of Notes, the Company shall furnish to the Purchasers with respect to the Registrable Securities registered under the Shelf Registration Statement such number of copies of prospectuses, prospectus supplements and preliminary prospectuses as the Purchasers and Holders of the Notes reasonably request in conformity with the requirements of the Securities Act.

           (d) The Company shall file any documents required of the Company for normal blue sky clearance in states specified in writing by the Purchasers or Holders of the Notes; PROVIDED, HOWEVER, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

           (e) Other than fees and expenses, if any, of counsel or other advisers to the Purchasers and Holders of the Notes, which fees and expenses shall be borne by them

(except as referred to in Section 12.8 below), the Company shall bear all expenses (exclusive of any brokerage fees, underwriting discounts and commissions) in connection with the procedures in paragraphs (a) through (d) of this Section 10.1.

     10.2 TRANSFER OF SECURITIES AFTER SHELF REGISTRATION. Each Purchaser or Holder of a Note agrees that it will not effect any disposition of the Registrable Securities that would constitute a sale within the meaning of the Securities Act, except:

           (a) pursuant to the Shelf Registration Statement, in which case the transferring Purchaser or Holder of a Note shall submit the certificates evidencing the Registrable Securities to the Company's transfer agent, accompanied by a separate "Purchaser's Certificate" (A) in the form of APPENDIX I attached hereto, (B) executed by an officer of, or other authorized person designated by, such Purchaser or Holder of a Note, and (C) to the effect that (1) the Registrable Securities have been sold in accordance with the Shelf Registration Statement and (2) the requirement of delivering a current prospectus has been satisfied; or

           (b) in a transaction exempt from registration under the Securities Act.

     10.3  INDEMNIFICATION IN CONNECTION WITH REGISTRATION.  As used in this
Section 10.3 the following terms shall have the following respective meanings:

           (a) "Selling Shareholder" shall mean each Purchaser or Holder of a Note and any transferee of either of them who is entitled to resell Registrable Securities pursuant to the Shelf Registration Statement, including any underwriter involved in such resale, and each person, if any, who controls such Selling Shareholder within the meaning of Section 15 of the Securities Act, and each officer and each director of such Selling Shareholder;

           (b) "Shelf Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Shelf Registration Statement referred to in Section 10.1; and

           (c) "Untrue Statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Shelf Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     The Company agrees to indemnify and hold harmless each Selling Shareholder from and against any losses, claims, damages or liabilities to which such Selling Shareholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Untrue Statement on or after the effective date of the Shelf

Registration Statement, or on or after the date of any prospectus or prospectus supplement or the date of any sale by any purchaser thereunder, or arise out of any failure by the Company to fulfill any undertaking included in the Shelf Registration Statement and the Company will reimburse such Selling Shareholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; PROVIDED, HOWEVER, that the Company shall not be liable to such Selling Shareholder in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an Untrue Statement made in such Shelf Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Shareholder specifically for use in preparation of the Shelf Registration Statement, or the failure of such Selling Shareholder to comply with the covenants and agreements contained in
Section 10.1 or 10.2 hereof respecting sale of the Registrable Securities or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the Selling Shareholder prior to the pertinent sale or sales by the Selling Shareholder.

     Each Purchaser or Holder of a Note, severally and not jointly, agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Shelf Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure by such Purchaser or Holder of a Note to comply with the covenants and agreements contained in Section 10.1 or
10.2 hereof respecting sale of the Registrable Securities, or any Untrue Statement contained in the Shelf Registration Statement on or after the effective date thereof, or in any prospectus supplement as of its issue date or date of any sale by any Purchaser thereunder, if such Untrue Statement was made in reliance upon and in conformity with written information furnished by or on behalf of such Purchaser or Holder of a Note specifically for use in preparation of the Shelf Registration Statement, and such Purchaser or a Holder of a Note will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided that in no event shall any indemnity by such Purchaser or Holder of a Note under this Section 10.3 exceed the gross proceeds received by all of the Purchasers and Holders of Notes from the sale of Registrable Securities covered by such Shelf Registration Statement.

     Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 10.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; PROVIDED, HOWEVER, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; PROVIDED, HOWEVER, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

     10.4 TERMINATION OF CONDITIONS AND OBLIGATIONS. The conditions precedent imposed by Section 5 or this Section 10 upon the transferability of the Registrable Securities shall cease and terminate as to any particular number of the Registrable Securities when such Registrable Securities shall have been sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Shelf Registration Statement covering such Registrable Securities or at such time as an opinion of counsel satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

     10.5 INFORMATION AVAILABLE. So long as any Purchaser or Holder of a Note continues to own any of the Registrable Securities and the Shelf Registration Statement is effective covering the resale of Registrable Securities owned by such person, the Company will furnish to each such person:

           (a) as soon as practicable after available (but in the case of the Company's Annual Report to Shareholders, within one hundred twenty (120) days after the end of each fiscal year of the Company), one copy of (i) its Annual Report to Shareholders (which Annual Report shall contain financial statements audited in accordance with generally accepted auditing standards certified by a national firm of certified public accountants); (ii) its Annual Report on Form 10-K (excluding exhibits); (iii) its quarterly reports on Form 10-Q (excluding exhibits); (iv) its Proxy Statement; and (v) its current reports on Form 8-K, if any (excluding exhibits);

           (b) upon the request of any such person, all exhibits excluded by the parentheticals to subparagraphs (a)(ii),(iii) and (v) of this
Section 10.5, in the form generally available to the public; and

           (c) upon the reasonable request of any such person, an adequate number of copies of the prospectuses and supplements to supply to any other party requiring such prospectuses.

     10.6 CHANGES IN INFORMATION. Each Purchaser and each Holder of a Note agrees to promptly notify the Company of any changes in the information set forth in the Shelf Registration Statement regarding such person or such person's plan of distribution set forth in such Shelf Registration Statement.

     SECTION 11.    NOTICES.

     All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile transmission, or when so received in the case of mail or courier, and addressed as follows:

           (a)      if to the Company, to:

                    Diametrics Medical, Inc.
                    2658 Patton Road
                    St. Paul Minnesota  55113
                    Attention: David T. Giddings, Chairman, CEO and President
                    Phone: (612) 639-8035
                    Fax: (612) 638-1197

                    with a copy to:

                    Dorsey & Whitney LLP
                    220 South 6th Street
                    Minneapolis, Minnesota  55402
                    Attention: Kenneth Cutler, Esq.
                    Phone: (612) 340-2740
                    Fax: (612) 340-8738

           (b)      if to the Purchasers, to:

                    Bay City Capital
                    750 Battery Street, Suite 600
                    San Francisco, CA 94111
                    Attention:  Sandy Zweifach, Chief Financial Officer
                    Phone: (415) 676-3830
                    Fax: (415) 837-0996

                    with a copy to:

                    Heller, Ehrman, White & McAuliffe
                    333 Bush Street
                    San Francisco, CA 94104
                    Attention:  George H. Shenk, Esq.
                    Phone: (415) 772-6000
                    Fax: (415) 772-6268

           Any change of an address set forth in this Section 11 may be accomplished by means of a notice sent in accordance with the terms of this
Section 11.

     SECTION 12.    MISCELLANEOUS.

     12.1 WAIVERS AND AMENDMENTS. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and the Purchasers.

     12.2 SECTIONS; HEADINGS; DOLLAR AMOUNTS. Unless otherwise specified, all references in this Agreement to "Sections" shall be to Sections of this Agreement. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. All currency referred to herein shall be in U.S. dollars.

     12.3 SEVERABILITY. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     12.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota as applied to contracts entered into and performed entirely in Minnesota by Minnesota residents, without regard to conflicts of law principles.

     12.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Delivery of an executed counterpart by facsimile shall be the same as delivery of an original counterpart.

     12.6 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and to the Note Purchasers and Holders of Notes. Without limiting the foregoing, each Purchaser shall have the right to assign prior to Closing the right to purchase the Shares and Warrants to an affiliated entity.

     12.7 ENTIRE AGREEMENT. This Agreement and other documents delivered pursuant hereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

     12.8  PAYMENT OF FEES AND EXPENSES.  Each of the Company and each
Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby, PROVIDED, HOWEVER, that the Company shall reimburse the Purchaser at the closing for up to $55,000 of legal fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


                                        DIAMETRICS MEDICAL, INC.


                                        By:       /s/ David T. Giddings
                                                ------------------------------
                                        Name:     David T. Giddings
                                                ------------------------------
                                        Title:    Chairman, President, & CEO
                                                ------------------------------

                                        PURCHASERS:


                                        (See attached signature pages)

                                        PURCHASER:

                                        BCC ACQUISITION II LLC

                                          By:   THE BAY CITY CAPITAL
                                                 FUND I, L.P.
                                          Its:  Manager

                                          By:   Bay City Capital Management LLC
                                          Its:  General Partner


                                          By:     /s/ Fred Craves
                                                -------------------------------
                                          Name:   Fred Craves
                                                -------------------------------
                                          Title:  General Partner
                                                -------------------------------



                                     PURCHASER:

                                     CYNTHIA J. COHN REVOCABLE TRUST

                                        By:     /s/ Edward A. Kramer
                                              ---------------------------------
                                        Name:   Edward A. Kramer
                                              ---------------------------------
                                        Title:  Vice-Pres. Summit Bank, Trustee
                                              ---------------------------------



                                     PURCHASER:

                                     CYNTHIA J. COHN DESCENDANT
                                     IRREVOCABLE TRUST

                                        By:     /s/ Edward A. Kramer
                                              ---------------------------------
                                        Name:   Edward A. Kramer
                                              ---------------------------------
                                        Title:  Vice-Pres. Summit Bank, Trustee
                                              ---------------------------------



                                     PURCHASER:

                                     SHELLEY COHN SCHMIDT DESCENDANT
                                     IRREVOCABLE TRUST

                                        By:     /s/ Edward A. Kramer
                                              ---------------------------------
                                        Name:   Edward A. Kramer
                                              ---------------------------------
                                        Title:  Vice-Pres. Summit Bank, Trustee
                                              ---------------------------------



                                     PURCHASER:

                                     GERALD L. COHN IRREVOCABLE TRUST
                                     F/B/O BLAKE M. SCHMIDT

                                        By:     /s/ Edward A. Kramer
                                              ---------------------------------
                                        Name:   Edward A. Kramer
                                              ---------------------------------
                                        Title:  Vice-Pres. Summit Bank, Trustee
                                              ---------------------------------



                                     PURCHASER:

                                     GERALD L. COHN IRREVOCABLE TRUST
                                     F/B/O CLAYTON H. SCHMIDT

                                        By:     /s/ Edward A. Kramer
                                              ---------------------------------
                                        Name:   Edward A. Kramer
                                              ---------------------------------
                                        Title:  Vice-Pres. Summit Bank, Trustee
                                              ---------------------------------



                                     PURCHASER:

                                     HANNAH S. AND SAMUEL A. COHN
                                     MEMORIAL FOUNDATION

                                        By:     /s/ Edward A. Kramer
                                              ---------------------------------
                                        Name:   Edward A. Kramer
                                              ---------------------------------
                                        Title:  Vice-Pres. Summit Bank, Trustee
                                              ---------------------------------



                                        PURCHASER:

                                              /s/ Florence Cohn
                                              ------------------------------
                                              Florence Cohn



                               PURCHASER:

                               AEOW 96, LLC

                                 By:     /s/ Will K. Weinstein
                                       -------------------------------------
                                 Name:   Will K. Weinstein Revoc Tr dtd 2/27/90
                                       -------------------------------------
                                 Title:  Member Manager
                                       -------------------------------------
                                         By:   Will K. Weinstein
                                         Its:  Trustee



                 [SIGNATURE PAGE TO COMMON STOCK PURCHASE AGREEMENT]

                                      SCHEDULE A
                                      ----------

                                                    NUMBER OF                   AMOUNT OF                  NUMBER OF WARRANT
                NAME/ADDRESS                         SHARES                     AGGREGATE                        SHARES
                ------------                        PURCHASED                 PURCHASE PRICE                     ------
                                                    ---------                 --------------
           BCC Acquisition II LLC                   2,049,572                  $14,347,004                      683,191

          Cynthia J. Cohn Revocable                  12,000                      $84,000                         4,000
                    Trust

               Cynthia J. Cohn                       10,000                      $70,000                         3,333
           Descendant Irrevocable
                    Trust

             Shelley Cohn Schmidt                    10,000                      $70,000                         3,333
            Descendant Irrevocable
                    Trust

                Gerald L. Cohn                        2,000                      $14,000                          667
          Irrevocable Trust F/B/O
               Blake M. Schmidt

                Gerald L. Cohn                        3,000                      $21,000                         1,000
          Irrevocable Trust F/B/O
             Clayton H. Schmidt

            Hannah S. and Samuel A.                  40,000                     $280,000                         13,333
               Cohn Memorial
                Foundation

               Florence Cohn                          2,000                      $14,000                          667

                AEOW 96, LLC                         14,286                     $100,002                          4762


                   TOTAL:                           2,142,858                  $15,000,006                      714,286
                   -----

                                                                      APPENDIX I

                               DIAMETRICS MEDICAL, INC.
                   PURCHASER'S CERTIFICATE OF RESALE OF THE SHARES


          (i) The undersigned, an officer of, or other person duly authorized by

--------------------------------------------------------------------------------
[fill in official name of individual or institution]

hereby certifies that he/she [said institution] is the Purchaser of the Shares evidenced by the attached stock certificate(s) and as such, sold such Shares on
                          ---------------------
     [date]

in accordance with shelf registration statement number
                                                       -------------------------

--------------------------------------------------------------------------------
[fill in the number of or otherwise identify shelf registration statement]

and the requirement of delivering a current prospectus and current annual, quarterly and current reports (Forms 10-K, 10-Q and 8-K) by the Company has been complied with in connection with such sale.

PRINT OR TYPE:


Name of Purchaser:
                                                  ------------------------------

Name of Individual representing Purchaser:
                                                  ------------------------------

Title of Individual representing Purchaser:
                                                  ------------------------------

SIGNATURE BY:

Individual representing Purchaser:
                                                  ------------------------------

                                      EXHIBIT E

                                SCHEDULE OF EXCEPTIONS

SECTION 4.3

     Participants in a private equity placement completed January 30, 1997, have the right of first refusal to participate on a pro-rata basis in any additional private placements of the company for a period of five years from the close date of January 30, 1997. The Company will request waivers from these participants prior to closing.

     Registration rights exist with respect to common stock issued and common stock issuable through warrant exercises from two private equity placements dated January 30, 1997 and June 10, 1997, the underlying shares of which have been registered on a Form S-3 which remains effective as of the date of this agreement.

     54,360 shares of common stock issued upon exercise of warrants in 1998 have been registered on a Form S-3, which remains effective as of the date of this agreement.

     134,842 shares of restricted common stock and warrants for 87,000 shares of common stock related to pre-IPO financings have registration rights for which no S-3 has been filed.

SECTION 4.4

     The Board of Directors has approved a severance policy for the Company whereby the officers receive a severance payment equal to one year's compensation (including salary and bonus) and director level employees received six months of compensation for termination without cause. If termination without cause occurs in conjunction with a change in control of the Company, the CEO's payment increases to three years of compensation and the other officer's payments increase to two years of compensation. Severance agreements are anticipated to be signed during July and filed with the SEC as necessary with the Company's Form 10-Q for the quarter ending September 30, 1998.

     The Company has an agreement with Lehman Brothers Inc. and Bay City Capital LLC engaging them as advisors for the Company on alliance and partnering activities. The Company must pay the advisors a percentage of the consideration received from such activities ranging from 1.5% for a sale of the Company and up to 5% for transactions that do not constitute a sale, depending on the amount of consideration received.

SECTION 4.6

     Effective March 31, 1998, the Company secured a $1,000,000 receivable backed credit line. The loan agreement requires the Company's accounts receivable collections to be applied to reduce the loan balance; therefore, the receivables will be secured by the financing source. The loan agreement also requires written notification prior to completing a financing transaction. The Company has drawn $990,000 on the line effective June 30, 1998.

     Other liens against equipment and the Company's subsidiary's stock are as disclosed in the Company's 1997 Annual Report.

SECTION 4.6

     The $7.3 million note payable to Pfizer Inc. is subject to early payment provisions.

SECTION 4.7

     Participants in a private equity placement completed January 30, 1997, have the right of first refusal to participate on a pro-rata basis in any additional private placements of the company for a period of five years from the close date of January 30, 1997.

     The Company will request waivers from these participants prior to closing.

     Stock options issued and available for grant are disclosed in the Company's 1997 Annual Report. At the Company's Annual Meeting of Shareholders on May 13, 1998, the shareholders approved an increase in the authorized common shares of the Company's stock option plans of 900,000 shares. Since December 31, 1997, options for 305,342 shares have been granted to employees and directors of the Company. Stock options issued and vested may be exercised at the discretion of the holders before closing.

     Warrants issued and outstanding are disclosed in the Company's 1997 Annual Report. Since December 31, 1997, warrants for 25,000 shares of common stock have been issued. Warrants issued and vested may be exercised at the discretion of the holders before closing.

     The Company offers an employee stock purchase plan to its employees as described in its Form 10-K dated December 31, 1997. Shares of the Company's common stock are issued under this plan on a quarterly basis. Approximately 10,000 shares will be issued on June 30, 1998.

                                                                       EXHIBIT F


                                FORM OF LEGAL OPINION


1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota. The Company has the requisite corporate power to own or lease its property and assets and to conduct its business as currently conducted.

2. Each of the Common Stock Purchase Agreement (the "Agreement"), the Warrants, the Notes, the Note Purchase Agreement and each of the other documents relating to the security interests under the Notes, has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered on behalf of the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights generally, (b) as limited by public policy or equitable principles generally or the availability of equitable remedies, whether such enforceability is considered in a proceeding in equity or at law, and (c) as rights to indemnity or contribution or pursuant to Sections 7.2 and 10.3 of the Agreement may be limited by applicable laws or principles of public policy.

3. The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock and 5,000,000 shares of preferred stock and, to counsel's knowledge, there were 21,189,923 shares of Common Stock and no shares of Preferred Stock outstanding as of the Effective Date and, excluding the exercise of vested options and warrants outstanding at the discretion of the holder thereof or shares purchased through the Company's existing employee stock purchase plan, immediately prior to the Closing, 21,189,923 shares of Common Stock and no shares of Preferred Stock will be outstanding. The Shares and the Warrants have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the Agreement, will be validly issued, fully paid and nonassessable and, to such counsel's knowledge, there are no preemptive, co-sale or other rights which will be violated by such issuance and delivery. Except as otherwise disclosed in the Agreement, to counsel's knowledge, there is no outstanding option, warrant, agreement or other right calling for the issuance or redemption of, and there is no commitment, plan or arrangement to issue or redeem, any securities of the Company.

4. The execution and delivery of the Agreement, the execution and delivery of the Notes, the Note Purchase Agreement and each of the other documents relating to the security interests under the Notes, the execution and delivery of the Warrants, and the consummation of the sale of Shares and Warrants, do not violate, nor will the sale and issuance of the Warrant Shares pursuant to the Warrants and the Conversion Shares pursuant to the Notes, violate any provisions of the Company's Articles or Bylaws, and do not conflict with or constitute a default under the provisions of any material agreement (including, without limitation, agreements between the Company and The Nasdaq National Market, but otherwise limited to agreements filed or required to be filed with the SEC under the 1934 Act and applicable rules and regulations) to which the Company is a party, and do not violate or contravene (a) any law applicable to the Company and known to such counsel other than as may be required by the securities or Blue Sky laws of the various states as to which such counsel does not express an opinion or (b) any order, writ, judgment, injunction, decree, determination or award applicable to the Company and known to such counsel, except for a default, violation or contravention which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company.

5. To such counsel's knowledge, no holders of securities of the Company (other than the Purchasers and as set forth in the Agreement) have rights to the registration of such securities following the Effective Date that have not been waived or satisfied.

6. Except as set forth in the Agreement, to such counsel's knowledge, there is no action, proceeding or investigation pending or threatened against the Company which could reasonably be anticipated to result, either individually or in the aggregate, in any material adverse change in the business, assets, financial condition or results of operations of the Company.

7. Assuming the accuracy of the Purchaser's representations and warranties and the fulfillment of the conditions contained in the Agreement, the issuance of the Shares, the Warrants, and the Notes by the Company to the Purchasers in exchange for payment therefor is exempt from the registration requirements of the Securities Act of 1933, as amended and the securities laws of the states of Minnesota.

8. To such counsel's knowledge, no material governmental consents, approvals, authorizations, orders, filings, registrations or qualifications are required for the issuance of the Shares, the Warrants or the Warrant Shares by the Company under the Agreement and the Notes and Conversion Shares under the Note Purchase Agreement, other than as may be required by the federal securities laws or the

     Blue Sky laws of the various states or by the bylaws and rules of the National Association of Securities Dealers, or pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

9. A committee of disinterested directors of the Board of Directors of the Company has, prior to the signature of the Agreement, taken all requisite action to satisfy the conditions to make the issuance, execution and delivery of the Shares, the Warrants, the Notes, the Note Purchase Agreement, each of the other documents relating to the security interests under the Note or Note Purchase Agreement and the performance by the Company and its Subsidiary of all other transactions contemplated by the Common Stock Purchase Agreement exempt from application of Sections 302A.671 or 302A.673 of the Minnesota Business Corporation Act.